Exhibit 4.1

REGENCY CENTERS, L.P.

AND

REGENCY CENTERS CORPORATION

to

U.S. BANK NATIONAL ASSOCIATION

Trustee

Fifth Supplemental Indenture

Dated as of March 6, 2019

to

Indenture

Dated as of December 5, 2001

FIFTH SUPPLEMENTAL INDENTURE, dated as of March 6, 2019 (the “Fifth Supplemental Indenture”), among REGENCY CENTERS, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein called the “Issuer”), having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, REGENCY CENTERS CORPORATION, a corporation duly organized and existing under the laws of the State of Florida, having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, as guarantor (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as successor to Wachovia Bank, National Association (formerly First Union National Bank), as Trustee (herein called the “Trustee”).

RECITALS OF THE ISSUER

The Issuer, the Guarantor and the Trustee are parties to that certain Indenture dated as of December 5, 2001 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of June 5, 2007 (the, “First Supplemental Indenture”), as supplemented by the Second Supplemental Indenture dated as of June 2, 2010 (the “Second Supplemental Indenture”), as supplemented by the Third Supplemental Indenture dated as of August 17, 2015 (the “Third Supplemental Indenture”), and as supplemented by the Fourth Supplemental Indenture dated as of January 26, 2017 (the “Fourth Supplemental Indenture” and together with the Third Supplemental Indenture, the Second Supplemental Indenture, the First Supplemental Indenture and the Base Indenture, the “Indenture”), providing for the issuance from time to time of Securities.

Section 9.1(e) of the Indenture provides that, without the consent of any Holders, the Issuer and the Trustee may enter into a supplemental indenture to change any of the provisions of the Indenture with regard to Securities issued on or after the date of such change.

All the conditions and requirements necessary to make this Fifth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of all series of Securities created on or after the date of this Fifth Supplemental Indenture (the “Affected Securities”), it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Affected Securities or of series thereof, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1.    Relation to Indenture. This Fifth Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2.    Definitions. For all purposes of this Fifth Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)    Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Fifth Supplemental Indenture.

(b)    The following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

“Affected Securities” has the meaning specified in the recitals hereof.

“Fifth Supplemental Indenture” has the meaning specified in the recitals hereof.

“First Supplemental Indenture” has the meaning specified in the recitals hereof.

“Fourth Supplemental Indenture” has the meaning specified in the recitals hereof.

“Indenture” has the meaning specified in the recitals hereof.

“Second Supplemental Indenture” has the meaning specified in the recitals hereof.

“Third Supplemental Indenture” has the meaning specified in the recitals hereof.

ARTICLE II

AMENDMENTS

Section 2.1.    Definition of Statistical Release. The definition of “Statistical Release” set forth in Section 1.1 of the Indenture is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows:

“Statistical Release” means the statistical release designated “H.15” or any comparable online data source or publication which is made available by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such Statistical Release is not published at the time of any determination under this Indenture, then such other reasonably comparable index which shall be designated by the Issuer.”

Section 2.2.    Waiver of the Corporate Seal. For the purposes of the Affected Securities, it is agreed that the corporate seal of the general partner referred to in Section 3.3 of the Indenture shall not be required to be affixed to the Affected Securities for the Affected Securities to be duly and validly issued pursuant to the Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1.    Ratification of Indenture. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 3.2.    Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Fifth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

Section 3.3.    Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

REGENCY CENTERS, L.P.

By:	REGENCY CENTERS CORPORATION Its General Partner

By:	/s/ Dan M. Chandler, III
	Name:	Dan M. Chandler, III
	Title:	Executive Vice President of Investments

REGENCY CENTERS CORPORATION

By:	/s/ Dan M. Chandler, III
	Name:	Dan M. Chandler, III
	Title:	Executive Vice President of Investments

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sheryl Lear
	Name:	Sheryl Lear
	Title:	Vice President